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                       CURTICE BURNS FOODS
                  KEY EXECUTIVE SEVERANCE PLAN
                   As executed March 22, 1993
                As Amended to September 19, 1994


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     1.   Preamble and Statement of Purpose.   The purpose of this
Plan is to assure Curtice Burns Foods, Inc. ('Curtice Burns') that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of Curtice Burns notwithstanding the possibility, threat or occurrence of a change in control of Curtice Burns.

     In the event there is a possible change in control of Curtice Burns, the Board of Directors of Curtice Burns (the 'Board') believes it imperative that Curtice Burns and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by the possibility of a change in control.

     Should there be a proposed change in control of Curtice Burns, such key executives may be called upon, in addition to their regular duties, to assist in the assessment of proposals, advise management and the Board as to whether such proposals would be in the best interest of Curtice Burns and its shareholders, and to take such other actions as the Board might determine to be appropriate.

     2.   Eligible  Executives.    Executives under this Plan shall
consist of those key executives of Curtice Burns and its Subsidiaries (as hereinafter defined) who are from time to time designated as key executives to be included within this Plan by the Board. The Board shall designate key executives as either Group A Executives, Group B Executives or Group C Executives, and the key executives, under circumstances described in this Plan, shall be entitled to benefits under this Plan in lieu of other severance benefits in accordance with this designation. The Board's initial designation of key executives as Group A, Group B or Group C Executives is set forth in Exhibit A.

     An executive who the Board determines has ceased to be a key executive for purposes of the Plan shall cease to be an executive in the Plan when notified by the Board of such determination; except that no such determination that an executive has ceased to be such a key executive shall be made, and if made shall have no effect, (i) within two years after the Change of Control (as hereinafter defined) in question or (ii) during any period of time when Curtice Burns has knowledge that any third person ( excluding Agway, Inc. and its affiliates) has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, the third person has abandoned or terminated its efforts to effect a Change of Control. Any decision by the Board that the third person has abandoned or terminated its efforts to effect a Change of Control shall be conclusive and binding on the executives.


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     3.   Benefits.      Any key executive designated by the Board
as provided above shall, for so long as such executive participates in the Plan, be entitled to the following benefits:

     Group A Executives. In the event of a Termination (as hereinafter defined) of a Group A Executive's employment with Curtice Burns (including its Subsidiaries) within two years after a Change of Control, the Group A Executive shall receive the following severance payments and benefits:

     (a) Twenty-four equal, consecutive monthly salary continuance payments, the aggregate amount of such payments to be equal to twice the executive's annual salary in effect at the date of Termination.

     (b) The Group A Executive's participation in life, accident and health insurance plans of Curtice Burns and in similar benefit plans shall be continued at no direct cost to the executive (in excess of such cost as might apply if the executive remained employed) during any period in which salary continuance payments are being paid hereunder.

     The salary continuance payments and other benefits payable to a Group A Executive under this Plan shall be discontinued in the event that the executive obtains other employment at an annual salary level equal to 75% or more of his or her prior year's annual salary level from Curtice Burns in effect at the date of Termination.

     Group B Executives. In the event of a Termination (as hereinafter defined) of a Group B Executive's employment with Curtice Burns (including its Subsidiaries) within two years after a Change of Control, the Group B Executive shall be entitled to the following salary continuance payments and benefits:

          (a) Twelve equal consecutive monthly salary continuance payments, the aggregate amount of such payments to be equal to the executive's annual salary in effect at the date of Termination.

          (b) Following the twelfth month after Termination, the Group B Executive shall receive as a supplemental retirement benefit, monthly payments the annual aggregate amount of which shall equal the amount of annual retirement income (expressed as an annuity for the executive's life only) to which the executive would have been entitled under the terms of the Curtice Burns Foods Master Salaried Retirement Plan (or any successor to such plan) had he or she retired on the Termination date, at the presumed age of 65 years, with credit for years of service for all purposes under such plan as if the executive's employment had continued until the executive's 65th birthday, and with the executive's compensation determined under such plan for the year of Termination and each succeeding year through and including the year in which the

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executive would have attained age 65 as if the executive's
compensation were the same as his or her compensation in the year prior to the year in which the executive's Termination occurs. The amount so determined shall be reduced by the amount of the annual retirement income (expressed as an annuity for the executive's life only) to which the executive is entitled under the Curtice Burns Foods Master Salaried Retirement Plan (or any successor to such plan) had he or she retired on the date of Termination.

          Such supplemental retirement benefit payments shall continue monthly through and including the month in which the executive dies; provided, however, that the executive may irrevocably elect, prior to the first payment of such supplemental retirement benefits, to receive a spousal annuity in which case the monthly payment hereunder to the executive shall be reduced in a manner identical to the reduction incurred from a spousal annuity election under the Master Salaried Retirement Plan.

          (c) The Group B Executive's participation in life, accident and health insurance plans of Curtice Burns and in similar benefit plans shall be continued at no direct cost to the Executive (in excess of such cost as might apply if the executive remained employed) during any period in which severance payments are being paid hereunder.

     Group C Executives. In the event of (i) a Special Termination (as hereinafter defined) of a Group C Executive's employment with Curtice Burns (including its Subsidiaries) within two years after a Special Change of Control (as hereinafter defined) or (ii) a Termination (as hereinafter defined) of a Group C Executive's employment with Curtice Burns (including its Subsidiaries) within two years after a Change of Control, the Group C Executive shall receive the following payments and benefits:

          (a) Monthly severance payments equal to one-twelfth of the Group C Executive's 'Base Compensation.' The term 'Base Compensation' is defined as the executive's annual salary in effect at the date of Termination, but in no event less than $400,000. These monthly payments shall continue through and including the month in which the executive reaches age 62.

          (b) If the Group C Executive attains age 62 prior to Termination, the Group C Executive shall nevertheless be entitled to the monthly payments provided in subparagraph (a) above for 12 months from Termination as salary continuance payments; provided, however, that the monthly salary continuance payments to be received by the Group C Executive after reaching age 62 shall be reduced by the Group C Executive's earned income from other sources of employment.

          (c) The Group C Executive's participation in life, accident and health insurance plans of Curtice Burns and in similar


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benefit plans shall be continued at no direct cost to the executive
(in excess of such cost as might apply if the executive remained employed) during any period in which severance payments are being paid hereunder.

          (d) Upon Termination, the Group C Executive shall be immediately vested in the Curtice Burns Supplemental Executive
Retirement Plan as if the executive had continued employment with Curtice Burns and retired at the later of age 62, or the executive's actual age upon termination.

          (e) Following expiration of the benefit payment periods described in subparagraphs (a) and (b) above, the Group C Executive shall receive, as a supplemental retirement benefit, monthly payments, the annual aggregate amount of which shall equal 50% of the executive's Base Compensation as defined in subparagraph (a) reduced by the amount of the executive's supplemental retirement benefit, if any, under the Curtice Burns Foods Supplemental Executive Retirement Plan as determined in subparagraph (d) above, and further reduced by the amount, if any, of the executive's 'other retirement income' (as such term is defined in the Curtice Burns Foods Supplemental Executive Retirement Plan).

          Such supplemental retirement benefit payments shall continue monthly through and including the month in which the executive dies; provided, however, that the executive may irrevocably elect, prior to the first payment of such supplemental retirement benefits, to receive a spousal annuity in which case the monthly payment hereunder to the executive shall be 90% of the monthly amount otherwise determined, payable monthly through and including the month of the executive's death, with a monthly payment continuing thereafter to the executive's surviving spouse, payable monthly through and including the month in which the executive's surviving spouse dies, in an amount equal to 50% of the monthly amount determined for the executive under this spousal annuity.

          (f)  Anything in this Plan to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution by Curtice Burns to or for the benefit of the Group C Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section (f)) (a 'Payment') would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Group C Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the 'Excise Tax'), payment (a 'Gross-Up Payment') in an amount such that after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes


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(and any interest and penalties imposed with respect thereto) and
Excise Tax imposed upon the Gross-Up Payment, the executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

          For purposes of this subparagraph (f), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by Curtice Burns. Within 45 days of being provided with written notice of any such determination, the Group C Executive may provide written notice to the Chairman of the Finance Committee of the Board of Directors of Curtice Burns of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by independent tax counsel selected by Curtice Burns's independent auditors. The determination of Curtice Burns (or, in the event of disagreement, the tax counsel selected) shall be final; provided, however, (i) that if Curtice Burns shall provide the Group C Executive with such further Gross-Up Payment as may be necessary to hold him harmless from the Excise Tax if he notifies the Chairman of the Curtice Burns Board of Directors Finance Committee of any proposed audit adjustment by the Internal Revenue Service to the amount of the Excise Tax, fully cooperates with Curtice Burns in contesting the proposed adjustment, but is ultimately required to pay an additional Excise Tax amount; and (ii) that in no event shall the Excise Tax for which Curtice Burns is required to make a Gross-Up Payment included any interest or penalties resulting from the failure of the Group C Executive to report and pay by the time prescribed by law an amount of Excise Tax at least equal to that determined by Curtice Burns (or, if relevant, tax counsel) as the basis for prior Gross-Up Payment(s) made to him.

          (g) In the event of a Termination of a Group C Executive's employment with Curtice Burns more than two years after a Change of Control, but prior to normal retirement at age 65, the executive shall be entitled to the benefits set forth in subparagraphs (d), (e) and (f) above. The existing Curtice Burns Foods Supplemental Executive Retirement Plan is unaffected by this Plan insofar as this Plan relates to the Group C Executive's voluntary retirement.

     4.   Nonassignability.   Each executive's rights under this
Plan shall inure to the benefit of the executive and his or her estate. No rights arising under this Plan may be assigned or pledged by the executive.

     5.   Certain Definitions.

          (a) A 'Change of Control' shall be deemed to have taken place if: (i) anyone other than Agway Inc. or any of its affiliates ('Agway'), including a 'group' (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the '1934 Act') becomes the 'beneficial owner' (within the meaning of Rule 13d-3 under the 1934


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Act) of a majority of the Class B shares of Curtice Burns or more than 30% of any other class of stock of Curtice Burns entitled to elect a majority of the directors of Curtice Burns; or (ii) Curtice Burns is a party to a merger, consolidation or other business combination in which it is not the surviving corporation or sells or transfers all or a major portion of its assets to any other person (any of the foregoing, a 'Business Combination') unless both
(A) the holders of a majority of the Class A and Class B shares of Curtice Burns immediately prior thereto shall hold at least a majority of the shares of capital stock of the Successor Corporation and (B) no person or 'group' shall 'beneficially own' more than 30% of all shares of capital stock of the Successor Corporation entitled to vote in the election of directors of the Successor Corporation; or (iii) as a result of, or in connection with, any cash tender or exchange offer, purchase of stock, or Business Combination or contested election, or any combination of the foregoing transactions (a 'Transaction'), the persons who were directors of Curtice Burns before the Transaction shall cease to constitute a majority of the board of directors of Curtice Burns or any Successor Corporation. 'Successor Corporation' means the surviving, resulting or transferee corporation in a Business Combination or, if such corporation is a direct or indirect subsidiary of another corporation, the parent corporation of such surviving, resulting or transferee corporation. Notwithstanding the foregoing, (x) in no event shall a Business Combination or Transaction described in clause (i), (ii) or (iii) above which results from a proposal initiated by Curtice Burns management be considered a Change of Control for purposes of this Plan and (y) the grant by Agway of an option, proxy or 'lock-up' agreement over its Class B Shares shall not constitute a Change of Control if such option shall have been granted in conjunction with a transaction that has been approved by the board of directors of Curtice Burns and that, if implemented in accordance with its terms, would constitute a Change of Control (provided that any exercise of such an option shall constitute a Change of Control).

          (b) 'Termination' shall mean termination by Curtice Burns of the employment of the executive with Curtice Burns including its Subsidiaries for any reason other than death, disability or Cause (as defined below), or resignation of the executive for Good Reason (as defined below).

          (c) 'Cause' means (i) the willful and continued failure by the executive to substantially perform his duties with Curtice Burns (other than any such failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the executive that specifically identifies the manner in which Curtice Burns believes that the executive has not substantially performed his duties, if the executive fails to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) willful and gross misconduct on the part of the executive that is


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materially and demonstrably detrimental to Curtice Burns; or (iii)
the executive's conviction for any felony involving fraud, embezzlement or breach of trust. 'Cause' under (i), (ii) or (iii) shall be determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of all the Directors of Curtice Burns at a meeting duly called and held for that purpose after reasonable notice to the executive and opportunity for the executive and his or her legal counsel to be heard.

          'Good Reason' shall mean the occurrence of one of the following events:

          (i) Without the express written consent of the executive, the assignment of the executive to any duties materially inconsistent with the executive's positions, duties, responsibilities and status with Curtice Burns immediately prior to the occurrence of a Change of Control, or a material change in the executive's titles, offices, or reporting responsibilities as in effect immediately prior to such Change in Control, or any removal of the executive from or any failure to re-elect the executive to any of such positions, except in connection with the termination of the executive's employment for Cause, death, disability, retirement, or by the executive for other than Good Reason (as defined herein), which situation is not remedied within thirty (30) days after the receipt by Curtice Burns of written notice by the executive.

          (ii) Without the express written consent of the executive, a reduction in the executive's annual salary (and in the case of a Group C Executive, a reduction in the executive's Base Compensation, as defined in paragraph 2, Group C Executives, subparagraph (a)), or opportunity for total annual compensation, in effect immediately prior to such Change in Control which is not remedied within thirty (30) days after receipt by Curtice Burns of written notice by the executive.

          (iii) Without the express written consent of the executive, Curtice Burns requires the executive to be based anywhere other than: (A) his office location immediately preceding the occurrence of the Change in Control; or (B) one of Curtice Burns's principal executive offices, provided that such office is located within fifty (50) miles of the location specified in the preceding clause (A), except for required travel on Curtice Burns's business to an extent substantially consistent with the business travel obligations of the executive immediately preceding the occurrence of the Change of Control.

          (iv) Without the express written consent of the executive, the failure by Curtice Burns to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident


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plan, or disability plan in which the executive is participating at the time of a Change in Control (or plans providing substantially similar benefits) the taking of any action by Curtice Burns which would adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of the executive's participation relative to other participants or deprive the executive of any material fringe benefit enjoyed by the executive at the time of the Change in Control, or the failure by Curtice Burns to provide the number of paid vacation days to which the executive was then entitled in accordance with Curtice Burns's normal vacation policy in effect immediately prior to said Change in Control, which is not remedied within thirty (30) days after receipt by Curtice Burns of written notice by the Executive.

          (v) The liquidation, dissolution, consolidation, or merger of Curtice Burns or transfer of all or a significant portion of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred assumes all duties and obligations of Curtice Burns under this Plan.

          The executive's right to terminate employment for Good Reason shall not be affected by the executive's incapacity due to physical or mental illness.. The executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstances constituting Good Reason herein.

          In the event a breach embraced within the foregoing clauses (i), (ii), or (iv) of this paragraph 5(b) is cured within the thirty (30) day period specified in such clauses, any subsequent breach of any provision embraced within the clauses of this paragraph 5(b) shall immediately be deemed to constitute Good Reason, and there shall be no provision for a thirty (30) day remedial period.

          (c) 'Subsidiary' shall mean any domestic or foreign corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by Curtice Burns or by other Subsidiaries.

          (d) 'Special Termination' shall mean (i) termination by Curtice Burns of the employment of the executive with Curtice Burns including its Subsidiaries for any reason other than death, disability or the executive's conviction for any felony involving fraud, embezzlement or breach of trust, or (ii) the resignation of the executive for any reason.

          (e) 'Special Change of Control' shall mean a Change of Control involving, directly or indirectly, Pro-Fac Cooperative, Inc. or any subsidiary or affiliate of Pro-Fac Cooperative, Inc.


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          (f)  Unless the context otherwise requires, the term
'Curtice Burns' shall be deemed to include a Successor Corporation in a Business Combination.

     7.   Unfunded Plan. The Plan shall be unfunded.   Neither
Curtice Burns nor the Board shall be required to segregate any assets with respect to benefits under this Plan. Neither Curtice Burns nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan. Any liability of Curtice Burns to any executive with respect to any benefit shall be based solely upon any contractual obligations created by this Plan; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of Curtice Burns.

     8.   Termination and Amendment of this Plan.   The Board shall
have power at any time, in its discretion, to amend, abandon or terminate this Plan, in whole or in part; except that no amendment, abandonment or termination shall impair or abridge the obligations of Curtice Burns to any executive then designated as a participant in this Plan if such amendment, abandonment or termination is made within two years after a Change of Control or during any period of time when Curtice Burns has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control (until, in the opinion of the Board, the third person has abandoned or terminated efforts to effect a Change of Control).

     10. Duration. This Plan shall remain in effect until February 2, 1995; provided, however, that in the event a Change of Control or a Special Change of Control occurs prior to such date, this Plan shall remain in effect for two years after the date of such Change of Control or Special Change of Control.

     11. Legal Fees and Expenses. Curtice Burns shall pay, upon request and documentation thereof, all reasonable legal fees and expenses which any executive may incur as a result of Curtice Burns or any of its Subsidiaries contesting the validity or enforceability of any provision of this Plan or any claim by such executive under this Plan; provided, however, Curtice Burns shall be entitled to be reimbursed by the executive for such amounts previously paid to the executive if it is finally judicially determined that the executive's claims under this Plan were frivolous.

     12. Disputed Payments. In the event of any dispute after a Change of Control between Curtice Burns and any executive entitled to participate in this Plan with respect to such executive's rights to any payment under this Plan, Curtice Burns shall pay all disputed amounts to such executive and, if it is finally judicially determined that such executive was not entitled to all or a portion of such disputed amounts, such executive shall repay to Curtice Burns the amount to which he or she was not entitled, together with


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interest thereon at the weighted average interest rate on Curtice
Burns's outstanding borrowings.


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                      CURTICE BURNS FOODS
                  Key Executive Severance Plan

                            Exhibit A


     The following key executives are designated as Group A
Executives, Group B Executives, and Group C Executives as of
February 18, 1993 (as amended to September 19, 1994):



     GROUP A EXECUTIVES

     Thomas A. Collins
     John Frostad
     Eugene Hermenet
     Patrick Lindenbach*
     Dennis M. Mullen
     Tommy Murray
     Earl Powers


     GROUP B EXECUTIVES

     William D. Rice
     Roy A. Meyers


     GROUP C EXECUTIVES

     J. William Petty


* For purposes of determining whether Patrick Lindenbach is entitled to any benefits under Paragraph 3 of the Plan, he shall be deemed to be a Group C Executive, and for purposes of determining the amount of benefits Patrick Lindenbach is entitled to receive under Paragraph 3 of the Plan, he shall be deemed a Group A Executive.